Exhibit 99.1

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SEPTEMBER 09, 2015 / 12:50PM, HTWR - HeartWare International Inc at Wells Fargo Healthcare Conference

CORPORATE PARTICIPANTS

Doug Godshall Heartware International, Inc. - Executive Director, President & CEO

CONFERENCE CALL PARTICIPANTS

Larry Biegelsen Wells Fargo Securities - Analyst

PRESENTATION

Larry Biegelsen - Wells Fargo Securities - Analyst

Good morning, everyone. I’m Larry Biegelsen, the medical device analyst at Wells Fargo. And it’s my pleasure to introduce this morning, Heartware. With us, we have the management team, the CEO, Doug Godshall; and I think Peter McAree somewhere in the audience; hi, Peter and Chris Taylor of Investor Relations.

In terms of format, Doug is going to provide a brief introduction and then we’re going to open it up to Q&A. We are trying something new this year. We have one audience response question which hopefully will be informative and provocative. So, Doug, thanks again for coming to our conference.

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Sure. Experiment with one too many just to make sure and thanks and pleasure to be here. Thanks everybody for joining us. Well, I wanted to just cover three topics before we move over Q&A. First topic I wanted to cover was MVAD which is our next generation pump platform. With all of the news surrounding HeartWare over the past week, I just want to make sure that everybody is clear that the enthusiasm we have for MVAD has never been higher. We have 11 patients enrolled in our trial so far internationally. We are thrilled with how the device is performing. Larry has probably asked me in the past what keeps me up at night, what do I worry about with MVAD and on the pump side, we tested it so much that we really weren’t worried and I think it suggests we have good reason for not having being worried. We’re really pleased with the result so far.

The one thing that did keep us up at night or at least you just don’t know is on the controller side and the controller is performing very nicely, actually. The one thing that we were struggling with the controller on however is we — as we ramped up production, our yields were not improving and so for over the past couple weeks we’ve actually been investigating why is that happening and in our investigation, we found that in the assembly of the controllers that on one of the circuit boards, we were — when we shifted from engineers building the controllers to operators building the controllers, they were putting too much stress on some of the circuit boards, for one circuit board particularly and as we investigated, we found a way to reduce the stress but we have to add some fixtures and some other work to make sure that the yields improve and we have certainty of quality of the controller at the end of the line.

To implement that process improvement we’ve got to build the controllers, test the controllers and then rebuild production quantities. So it’s going to take probably eight to 10 weeks to now have controller supply back online. So we’re going to take a pause on enrollment probably until November it looks like while we upgrade our manufacturing process on the controllers or while our vendor does. So it’s very reproducible, the kind of thing that everybody on our team is like (inaudible). It’s sort of what you do when you’re scaling electronics production lines as you find some of these issues, but we haven’t seen any complaints in the field. As a result of it, the controller is working great. But we’re now luckily at a point where we have bench strength that you can find these things and fix these things quickly whereas a couple of years ago, we wouldn’t have even been able to figure this out, we didn’t have the capacity. And so we now find things and fix things.

Similarly on commercial side, those folks who have tracked the Company realize we’ve been working through a warning letter, making phenomenal progress on that and as we uncover opportunities to improve our quality, we implement them. The area that’s been our most nagging issue has been batteries and we actually switched to a new supplier of battery cells recently in the US, a year ago internationally and the new batteries cells are performing beautifully and we’re just not seeing any battery failures to the point where this new supplier is clearly giving us a better quality component than what we were getting before. So we’re actually going to later this year, beginning next year, expand a prior field action and replace what’s left of older batteries albeit they were screened and performing well. The new ones are just that much better. So, in an effort to give the patients the best possible product, we’re going to be doing that and we’ll be recognizing that expense here in our next financial reporting.

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SEPTEMBER 09, 2015 / 12:50PM, HTWR - HeartWare International Inc at Wells Fargo Healthcare Conference

And then the third piece is Valtech, which I’m sure Larry will have questions on and there was a misperception that concerns about MVAD drove Valtech, couldn’t be further from the truth. Confidence in MVAD gave us confidence to create a broader heart failure company around the MVAD platform and now expanding into the ability to treat mitral disease and ultimately have a replacement for mitral and treat tricuspid disease. And we knew that there was going to be some education process required to get everybody sat around to why does this make sense for HeartWare.

The one thing I was actually nervous about going into it was how our customers are going to react. We sell to surgeons, principally are they going to feel like we’re taking patients away from them and giving them to cardiologists. And frankly, I am amazed at how positively our customers have responded to this. They love the fact that HeartWare is in it to build a real company. They love the fact that we are going to be addressing both the surgical repair with cardinal interventional repair with Cardioband and pull more patients in for them and their colleagues to treat.

What has been a real pleasant surprise is people like principal investigators for MVAD who love MVAD are now introducing us to new people higher up in the food chain at hospitals, because they see this mitral opportunity is so big that they want to be part of it. And having had a relationship with them for eight years, nine years, they never introduced us up the food chain. It was always we were this little VAD company, which is a good thing.

We’re perfectly happy being VAD company. We are just a much more compelling company in the eyes of our customer in just one week since the announcement and that has been a real pleasant surprise and everyone has already started lining up saying you got to make sure I’m in your trial and you were going to pull more patients in, when we go out with interventional cardiologists and I can talk about VAD’s and the cardiologists can talk about Cardioband, that is going to be a huge benefit for us as a heart team and it’s going to be huge benefit for [MVAD] program. And so I’ve been — it is been an unanticipated positive response and more positive, I thought it would be a more mixed response from customers that would take some handholding and it hasn’t.

So we are thrilled with MVAD, we are delighted by the opportunity with the Valtech combination and we hope that as folks study more and understand the scale of that opportunity that they share our enthusiasm. So those were my sort of three topics I wanted to cover.

Larry Biegelsen - Wells Fargo Securities - Analyst

Perfect. Since there is never any shortage of things to talk about, we try not to be dull. So let’s start with — we’ll start with the MVAD news because that was new. And so just maybe if you could help us understand a little bit more about the yield issue with the controller and I heard about the stress on the circuit board. I guess I’m trying to understand what the real issue is that would lead you to pause in implants and the confidence that it’s only going to be eight to 10 weeks to get back new supply?

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Yes, so when you’re building your first sort of validation units, which we did earlier this year, you do all the testing to make sure that you have — that the system works obviously and you don’t always identify everything that has to be validated post assembly and so one of the boards which the product in the field, it was basically built by engineers is all high integrity.

The problem is, now that we’ve seen somewhere in this yield investigation, we’re seeing some components on the board that are not as — on as securely as they’re supposed to be. Once you discover that you say, okay, well, how do I have confidence now that the rest of the product that I’m going to be manufacturing even if that passes all of the test, how do I know that, that component is going to stay on permanently and so there are certain standard ways to enhance how well it’s connected. We are implementing that. We actually ran tests over the weekend. And that one modest change already gets us 90% of the way there.

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SEPTEMBER 09, 2015 / 12:50PM, HTWR - HeartWare International Inc at Wells Fargo Healthcare Conference

And so the last thing we have to do is just add a couple of fixtures. So it’s not somebody using their thumb to shove the circuit board into the controller but you have a fixture that does it with very low stresses so that you’re not having variability in stress because that looks like what it is, most of the circuit boards are just fine. Some of them were not fine and the challenges you can’t like X-ray it later and confirm that it is fine. So you got to validate your assembly process in that particular area, which had not been done initially because it wasn’t identified as a risk until we did the yield investigation.

Larry Biegelsen - Wells Fargo Securities - Analyst

And the process to restart implants in November?

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Yes. So we have to — we’ll start building the test units next week because we already have the fixtures designed. Then, once you build the unit, then you’ve got actually destructively test them and validate that you were right that this process works, which there is no reason why it wouldn’t. Then you redo your paperwork and then build your units to ship. So it’s that sort of — the build test paperwork rebuild sequence. So by late September or early October, you’re going to know for sure that you’re on track and you are back to the rebuild mode.

Larry Biegelsen - Wells Fargo Securities - Analyst

And in terms of regulatory approvals?

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

It’s just a process change. So we’re not — we’re not making any fundamental design changes. We’ve also identified — as we anticipated, we found, we’ve seen some software bugs that would require a regulatory approval, but that’s not a gating item, we will roll out a software probably end of this year, beginning of next year and that’ll be — the work is going on in parallel. We have already written the code, we are testing the code and so when we — when we move ahead in the US, we will have this enhanced I guess assembly integrity and we’ll have the new code without the bug.

Larry Biegelsen - Wells Fargo Securities - Analyst

Okay, that’s helpful. And then, the field action for the battery supplier, there’s an expense you said I think in Q3, you had a couple of those and they haven’t had a commercial impact as far as I can tell. So is this a — what’s the right word — do you expect it to be disruptive to kind of the business at all?

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Yes, I apologized to our field team. The last thing they want to do is do this kind of thing. This is an expansion of an old action because it’s sort of continuing just a larger serial number range. Even with — so we had batteries, then we enhanced the screening of the batteries and had a dramatic improvement in performance.

The fact that this is so obviously even better performance, they are like coming in our position as you’re working through a warning letter, you just can’t sit on it and say, well, we’re going to ignore the fact that these new ones are so much better and batteries are still our largest volume complaint product.

So I think it will actually have a very beneficial effect, certainly in Europe, we’re getting a very positive response from — in the past year we’ve been shipping these higher integrity, I guess, cells and it’s really endeared us to this customers who used to be frustrated with our battery, they are not any one. And, the US, we just got approved in June. So there is not enough experience with new batteries yet for people to say that — for people to be able to recognize that they’re better.

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SEPTEMBER 09, 2015 / 12:50PM, HTWR - HeartWare International Inc at Wells Fargo Healthcare Conference

Larry Biegelsen - Wells Fargo Securities - Analyst

So, in terms of commercial impact [beside any expense]?

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

It shouldn’t have any impact. Positive if anything.

Larry Biegelsen - Wells Fargo Securities - Analyst

So, I wanted to cover Valtech and MVAD. We started with MVAD, maybe we can finish off on MVAD and then come back to Valtech. You also provided an update on [about 11 patients as being implant] I believe. Maybe if you could talk about the features about MVAD you’re most excited about? What your goals are with MVAD and how you feel at this point, very early stage about meeting those goals?

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Yes. So my goal is to finish the CE trial in January, it’s now feels like — more like February or March once we come back online. And my expectation is that this is going to be a device that has dramatically lower adverse events than certainly what we’ve seen historically as a field not just as a company.

I don’t see anything that tells me I’m wrong but it’s also early and even if I felt comfortable giving a blow by blow clinical update on every patient, it could be a bit misleading to say, okay, we have a patient out seven weeks and he’s doing great. Therefore you conclude that every patient is going to do great but we haven’t seen anything that says to us, okay, we’re going to compromise our expectations and think that this is going to have an adverse event profile that is analogous to current generation devices.

I think it’s going to be a materially better AE profile because of the low share, because of the small size, because of the ability to steer the pump into the middle of the ventricle with just gimbaled sewing ring and the fact that the controller which patients will love, it’s working so well despite this enhancement in manufacturing, the shock absorber in the drive line of the controller, we think is also going to reduce the adverse events around the driveline infections, which is way too early to say now because we’re too early for driveline infections to have occurred.

So we’re — if all we had was equal adverse events, the docs are getting about the device so for. It’s just so small — it’s almost hard to see when you implant it. It’s so small. And certainly when you drop the [heart in] it just disappears if you’re doing (inaudible). So, universally positive reaction to the pump itself and the controller has people actually almost as excited or more excited than the pump. So, so far, it’s been a very validating experience in the clinic, but it’s also early. So we’ve still got to prove our beliefs in a larger patient set and over longer period of time but so far so good.

Larry Biegelsen - Wells Fargo Securities - Analyst

We have one audience response question and it’s on MVAD. So why don’t we do that now then transition to Valtech?

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Okay.

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SEPTEMBER 09, 2015 / 12:50PM, HTWR - HeartWare International Inc at Wells Fargo Healthcare Conference

Larry Biegelsen - Wells Fargo Securities - Analyst

Right. So, everyone should have a controller. I’m interested, basically the question, what’s your view of Heartware’s MVAD? And there are four answers and if you don’t mind, there is a controller here that you want to use, A, B and C is the answer. Put your answer in and then we’ll read it out loud. People are voting. We want to get to Valtech here. So let’s get the votes out. Alright, 57% believe it will split the market with St. Jude Thoratec’s HeartMate III, 25% believe it will eventually become the market leader, about 14% believe it will run into issues and become a niche product. Doug, I don’t know if you want to make any comments on that or —

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Yes, I totally agree that we’re going to split the market. It’s sort of where you split. If that’s a 50/50 split, I don’t know that I agree. So [I’m biased] more towards a 25% just based purely on the level of enthusiasm for this device, even in the US where we haven’t started yet and we were so hopeful that we’re going to be starting at the end of this year. It feels like, given that we need to include this new stuff in our submission, it seems more likely now it’s a first quarter start, but docs are so enthusiastic and we haven’t even started yet. So I’m somewhere north of cautiously optimistic that we’re more likely than not, we’re going to be the market leaders with MVAD.

Larry Biegelsen - Wells Fargo Securities - Analyst

That’s helpful. All right, Valtech. Lot of questions on Valtech. I wanted to ask some questions about Cardioband because it’s a lead product and the commercial opportunities there, but also, I guess, the most common question I got was on the timing of the deal. And what does it signal on MVAD and so the question was if you’re so confident in MVAD, why dilute your current shareholders by about 30% when your stock could be much higher in 6 to 12 months if MVAD goes smoothly? That was probably the most common question I got the day after the deal.

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Sure. No, I’ve — need to say, I’ve heard that question a couple of times. And sure, if you could guarantee a higher stock price, get a compelling company to wait until you get the hopefully higher stock price, sure, that would be great. We — there was a feeding frenzy starting to develop around Valtech. We agreed with them that we would put in a second investment earlier this year that would buy us an exclusivity period that expired mid-September. It was quite clear from the communications we were getting from the company that they were having to fend off interest from others. It was also quite clear from the company that they are an R&D powerhouse that doesn’t really want to build a commercial organization.

So the combination of — we had an expiring exclusive negotiating period in not too distant future knowing that people are going to pay a lot of money for this franchise given the level of interest and if we were found ourselves in a bidding position which would likely be happening — would have happened as soon as they got a CE mark, there is never a perfect time and the power of this portfolio between cardinal for surgical repair and the ability to tailor surgical outcome, Cardioband to replicate a surgical repair for tricuspid and for mitral and then the upside potential of transseptal valve which granted is still on animals and I can’t prove that it works yet but having diligence to (inaudible), I think, it’s more likely it’s not going to work and it’s very likely going to be one of the first two [transseptal resistance], which is what we think is necessary for the replacement market to really gain traction. And so, we wrestled with — wouldn’t it be nice if we could wait and is this better for our shareholders.

Obviously, last week, it was not better for our shareholders. We acknowledged that the reaction was more negative than we had anticipated and I feel still bad that if we had forecast, we’re thinking about getting into mitral, that would have had a negative stock reaction just by forecasting it and frankly if we couldn’t do Valtech, we weren’t going to do mitral because we needed a — we believe we need the ability to repair surgically and repair interventionally and we believe we need a portfolio. If we came in with a single device, if we had bought (inaudible) one of those, your single product transseptal replacement in a market that may or may not happen in the next five years versus having a repair in an existing market with existing reimbursement that you can enter now and with a certain market that is certain to grow substantially if you have a more reproducible safe procedure which Cardioband delivers.

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SEPTEMBER 09, 2015 / 12:50PM, HTWR - HeartWare International Inc at Wells Fargo Healthcare Conference

So, everything stacked up, this is a transformational opportunity for the Company and you can’t get transformational opportunities for small places and the fact that we got — we found a shareholder base that loves the idea of writing the upside of their portfolio versus draining our cash to complete an acquisition, it was sort of very synergistic view of the world although you always like to pay less if you could pay less, obviously.

Larry Biegelsen - Wells Fargo Securities - Analyst

So, Cardioband, CE mark approval, that is mitral repair product obviously. CE Mark approval, it seems like maybe just around the corner. The number you put in your slides in 2020 for the sales, you had about $140 million, 90% of that was Cardioband, $130 million or so and that just coincidently happen to be the same sales as MitraClip in Europe about five years post launch, I think. So it seems like you’re kind of modeling it to have kind of similar uptake to MitraClip year one through five. Is that fair?

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

It’s not overly dissimilar in part because we don’t think they’re going to go away. So we’re not — first of all, they will have a nice position on degenerative diseases where Cardioband will be used some but not a lot.

Larry Biegelsen - Wells Fargo Securities - Analyst

I’m talking about (multiple speakers).

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Yes. So, last time I checked out, it was a pretty good company and pretty powerful company and I don’t expect everyone to just change over to the Heartware Valtech products day one. So, year one is build a strong clinical experience and clinical base with millions of dollars of revenue, but not tens of millions of dollars of revenue because we want to make sure that we have a really sustainable business, similar to what we did with HVAD, where we picked excellent centers and made sure they were getting great outcomes so that we had the ability to build off of that.

I happen to think that our model is overly conservative, which I’m okay with because the deal still actually looks very attractive despite our conservatism and I think it is overly conservative just because I’ve spend enough time with the docs and they are looking for something better, they’re looking for a safer more reproducible procedure and the folks I’ve spoken to post deal, now that we can speak up openly with them, they can’t wait to use this much more liberally than they’ve been able to use it to date and so post approval, I’ve a feeling we’re going to have a much stronger clinical pull than we’ve modeled.

We’ve modeled it more as a missionary sale where you’ve got to go and spend time getting the customer trained and confident of technology, I think there is going to be enough confidence in the technology, particularly as they start talking to each other that will actually exceed our expectations, but you are right, our trajectory is a — our model is conservative and modest so that we’re not — we didn’t want to base our justification of the transaction on an upside assumption and I’m pretty sure and I’m encouraged that even with the conservative model, it’s still is very attractive, not necessarily in first year or two, but it’s very attractive in years three, four, five and beyond.

Larry Biegelsen - Wells Fargo Securities - Analyst

It’s not (inaudible). It’s an underpenetrated market. So —

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SEPTEMBER 09, 2015 / 12:50PM, HTWR - HeartWare International Inc at Wells Fargo Healthcare Conference

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Massively. Yes, you probably spend more time analyzing this in some ways than at least MitralClip specifically than we have. We sort of try to model, analyze the whole space and MitralClip works well. It’s a good product but it’s also used in part because there is no other alternative and what Cardioband is going to enable is a very consistent reproducible procedure which is not hard although it has the reputation of being hard, it’s actually fairly methodical and it doesn’t cut off any options.

So, for a surgical risk candidate, great, for a low surgical risk candidate, great, for a pre-surgical candidate, yes, you might actually try this as Maisano talked about on our call last week. You can go less sick with this device because there is no downside rather than the transseptal puncture that’s where the only downside is sort of PFO kind of risk, which is present with any transseptal strategy.

So it’s — we believe this is going to be a huge market expander for repair generally and while we’re at it, we’re going to improve surgical outcomes with cardinal because now they can tune the outcome on a beating heart which they can’t do with any other ring. So, we’ll be in an existing $200 million market which is vastly underpenetrated, the existing $200 million surgical ring market, we’re already starting with a $200 million sort of base to go after with meaningful upside from there. It’s really hardly any US revenue in the current repair picture.

Larry Biegelsen - Wells Fargo Securities - Analyst

So, we have about 3 minutes left on to make sure we give people in the audience a chance to ask a question. Please, just raise your hand and come over with the mic. MVAD, Valtech, anything else? So, I don’t see any hands. So, let me just ask you on Cardioband, you said it’s not a hard procedure, why is it perceived to be a hard procedure?

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Yes, it’s — the quote I would just hear was only Superman can do it and by Superman they meant Francesco Maisano, who is just a spectacular guy. So, Francesco was the Chief Medical Office and by the way practicing surgeon and interventionalist sort of man of all seasons and I think in early days, he was right. He wanted to make sure that he was in every case to figure out what to tell the engineers to fix and change and also to figure out how do you create a reproducible procedures.

The problem is he insisted on staying in all the cases for way too long and so he wasn’t really proctoring, he was doing the cases. So he’d be in Paris and then if there was any struggle, he would sort of just take over. And so he created the perception amongst the other clinicians that this must be really hard because only Francesco can do it. The procedure times have gone down meaningfully since he left. So they sort of said, okay, we can’t build a company if you’re in every case, aside from the fact that you just took over Zurich and you’re too busy and you can’t (inaudible) anyway.

So, Karl-Heinz Kuck who was on our call, his first cases — I think his first five cases were with Francesco and they’re good friends, but his last five or six have been much easier. He understands the procedure now that he is sort of allowed to do without Francesco. They have also enhanced their training and visualization and pre-implant planning. So you know this is how I’m going to map around the annulus and drop the anchors in and I get it exactly where it’s going to be preoperatively.

And so, the training is really straightforward and there is not — there’s just not the part and uncertainty of trying to grab leaflets from below and avoiding (inaudible) and the like. So, by going supra-annular you just map out and the hardest part about the procedure was they’re sort of two points on the mitrial, on the annulus where it was a little harder to deploy the anchor just because the angle you had to get the delivery system angle towards, they’ve enhanced the steerability, gave it more degrees of freedom and now those two at least in case the other day when it was an hour and half total procedure time, that same procedure part would have been four hours a couple of years ago, so it dropped dramatically and that’s pretty similar to what MitraClip case can be.

What you probably won’t get to is a half-hour procedure. We’ll probably get to about an hour, reproducibly maybe an hour and half, some mitrial cases are in that sort of half hour range and I just don’t think we’re going be able to get that sort of that kind of procedure time, but if it’s predictably an hour, that’s — or predicted to be an hour and half, it is really the predictability part that’s essential. If you have wide variabilities then that blows the cath lab schedule and nobody likes that.

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SEPTEMBER 09, 2015 / 12:50PM, HTWR - HeartWare International Inc at Wells Fargo Healthcare Conference

Larry Biegelsen - Wells Fargo Securities - Analyst

Perfect. We have one question. We just ran out of time but why don’t we (technical difficulty).

QUESTIONS AND ANSWERS

Unidentified Audience Member

(inaudible - microphone inaccessible) controllers in the field given that you’re halting enrollments?

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Right now, the controllers in the field are performing beautifully. If we end up having concluding that with this enhanced assembly process that it’s even better than the ones in the field, then there are whatever 22 controllers between the 11 patients, we’ll swap them out.

Unidentified Audience Member

(inaudible - microphone inaccessible).

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

No, the problem is once you know that what you’re producing has this — even if it resulted in an issue, although what happen is the screen will go blank, the pump wouldn’t stop. It’s not a safety issue. But you don’t want screens going blank and you don’t want international regulators saying, hey, how come screens are going blank and by the way, we find out that you knew about it. So, there is the problem of the — now that we know we need to do something about it, if we didn’t know this, we probably would have completed the trial, we probably would have had no complaints, the controller would have been fine, but we’re stuck now with this awareness and knowledge and you can’t not fix it because now you know.

Larry Biegelsen - Wells Fargo Securities - Analyst

Okay, good. We’re out of time. Doug, thank you very much.

Doug Godshall - Heartware International, Inc. - Executive Director, President & CEO

Yes, thanks.

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SEPTEMBER 09, 2015 / 12:50PM, HTWR - HeartWare International Inc at Wells Fargo Healthcare Conference

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